Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

FIRST QUARTER FISCAL YEAR 2025 RESULTS

Liberty, MO., December 20, 2024 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its 2025 first fiscal quarter ended October 31, 2024.

In sharing 2025 fiscal first quarter results, Tamria Zertuche, President and Chief Executive Officer, commented, “The employee-owners of Ferrellgas have delivered another solid quarter. Executing on our strategy of targeted customer growth, operational excellence, consolidation, and safety, we have gained the right momentum heading into the Retail heating season while maintaining consistent volume increases within our branded Blue Rhino tank exchange operations. The first quarter of the fiscal year has historically included the navigation of storm events, and this quarter was no different. Our highly tenured, experienced workforce performed well in the challenging situations that led up to and followed storm events which impacted over 140 service units across the southeast. Ferrellgas and Blue Rhino have executed to the highest degree and extended support in many ways. I am proud of our employee-owners who have worked on behalf of impacted communities both during their workday and during their personal time. Safety remains a key priority as we focus on our employee-owners and provide them the training and tools to serve our customers. This is most evident during these types of severe weather events. Finally, I want to highlight the strength of our logistics infrastructure which has grown through our continued investments. As a logistics company, we leverage our telematics technology platform to manage our fleet which has proven to reduce fuel costs, boost route efficiencies such as the reduction of idling time, and allow for our fleet assets to be where they are needed most. Safety and Technology are of the upmost importance, but people make a company, and we have great people.”

Gross profit increased $0.9 million, or 0.5%, in the first fiscal quarter compared to the prior year. The increase was driven by a decrease of $7.8 million, or 4%, in cost of product sold, which was partially offset by a decrease of $6.9 million, or 2%, in revenues. Gallons sold for the first fiscal quarter decreased 4.2 million, or 3%, as retail gallons sold decreased 7.7 million, or 7%, partially offset by an increase of 3.5 million, or 7%, in wholesale gallons sold.

As a nationwide logistics provider, we continue to expand our footprint outside of our midwest core, realizing organic growth in our customer base both in the west and southeast during the first fiscal quarter. Our Business Development team continues to deliver strategic opportunities, such as the acquisition of Kilhoffer Propane, located in Oklahoma, in October 2024. Our Retail business also benefits from the strength of its National Accounts team, which signed three major national accounts, which are expected to provide more than 700,000 gallons annually. These key wins were partially offset by the impact of inflation and severe weather events on small businesses resulting in their closings. Weather, which was approximately 16% warmer than the prior year quarter, also contributed to a decrease in retail gallons sold. This decrease in gallons was offset by continued performance in our other income, services division. We intentionally manage our operations to counterbalance economic and weather-related factors with investments in safety, people, and technology.

On the wholesale side, Blue Rhino realized organic sales growth during the first fiscal quarter compared to the prior year period primarily driven by new customer wins. Storm preparation and response also added growth. The favorable impacts of improved logistics, optimized fleet maintenance, and idling reductions are delivering positive returns on our investments made in the telematics technology noted above. Blue Rhino’s extensive improvements in cylinder inventory management initiatives also factored into the Company’s positive first fiscal quarter Adjusted EBITDA results.

Two major hurricanes, Hurricane Helene in September followed by Hurricane Milton in October, drove the urgency for propane during the quarter. As those storms were forecasted to track through major areas of the country that the Company services, we ramped up to ensure we had the propane needed to serve our customers. After the storms passed by, Blue Rhino and Ferrellgas were on hand to supply communities in need of propane cylinders, while optimizing operational expenses in non-impacted areas of the country. We experienced double-digit growth in the southeast, compared to the prior year period, as customer demand surged. Additionally, through our partnership with Operation BBQ Relief, we provided propane, which this charitable organization used to cook and serve almost 1.4 million hot meals to people and first responders impacted by these storms. As the Company celebrates its 85th anniversary this year, its commitment to give back to communities across the country remains strong. We also continue to partner with Operation Warm, a national charity providing new winter coats and shoes to children in need.

Margin per gallon was favorable with a 3% increase compared to the prior year period. The volume on our fixed cost price program for residential customers and national account wins as well as west coast gains were factors in margin improvement during the quarter. After adjusting for $4.0 million in legal fees and settlements related to our core business, operating expense decreased $0.5 million.

We recognized a net loss attributable to Ferrellgas Partners, L.P. of $146.6 million and $17.5 million in the first fiscal quarter of fiscal 2025 and 2024, respectively. This change relates in part to the factors noted above, and to a $125.0 million accrued liability related to the pending Eddystone litigation. This accrual reflects management’s assessment of our best estimate of probable loss based on current information and after evaluation of various potential outcomes. For the first fiscal quarter, Adjusted EBITDA, a non-GAAP financial measure, increased by $2.9 million, or 9%, to $35.8 million, compared to $32.9 million in the prior year quarter. Gross profit increased $0.9 million, or 0.5%, as compared to the prior year period. A $1.6 million decrease in general and administrative expense, after adjusting for a $126.7 million increase in EBITDA adjustments, drove the balance of the increase in Adjusted EBITDA for the first fiscal quarter as compared to the prior year period. The Company continues to effectively manage costs through its strategic plan initiatives, which contributed to our favorable results for the quarter.

As previously disclosed, on December 5, 2024, the Company entered into the Fifth Amendment to its revolving credit facility which, among other changes, extended the maturity date to December 31, 2025, from March 30, 2025. On March 31, 2025, in conjunction with the commencement of the Fifth Amendment, the commitment level for the credit facility will be reduced from $350.0 million to $308.8 million. The amended revolving credit facility is expected, along with cash and cash generation from operations, to provide adequate liquidity for the Company. The foregoing descriptions of the Fifth Amendment are only summaries and are qualified in their entirety by reference to the Fifth Amendment, a copy of which was filed with the Current Report on Form 8-K that was filed by the Company on December 10, 2024.

On Friday, December 20, 2024, the Company will conduct a live teleconference on the Internet at https://edge.media-server.com/mmc/p/d2i2taos to discuss the results of operations for the first fiscal quarter ended October 31, 2024. The live webcast of the teleconference will begin at 8:30 a.m. Central Time (9:30 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com or through the webcast portal to be answered during live Q&A.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at over 68,000 locations nationwide. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2024, with the Securities and Exchange Commission on September 27, 2024. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release concerning current estimates, expectations, projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are forward-looking statements as defined under federal securities laws. These statements often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations, including the effect of weather conditions on the demand for propane; the prices of wholesale propane, motor fuel and crude oil; disruptions to the supply of propane; competition from other industry participants and other energy sources; energy efficiency and technology advances; significant delays in the collection of accounts or notes receivable; customer, counterparty, supplier or vendor defaults; changes in demand for, and production of, hydrocarbon products; inherent operating and litigation risks in gathering, transporting, handling and storing propane; costs of complying with, or liabilities imposed under, environmental, health and safety laws; the impact of pending and future legal proceedings; the interruption, disruption, failure or malfunction of our information technology systems including due to cyber-attack; economic and political instability, particularly in areas of the world tied to the energy industry, including the ongoing conflicts between Russia and Ukraine and in the Middle East; disruptions in the capital and credit markets; and access to available capital to meet our operating and debt-service requirements. These risks, uncertainties, and other factors also include those discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2024, and in other documents filed from time to time by these entities with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. Ferrellgas disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	October 31, 2024	July 31, 2024

Current assets:
Cash and cash equivalents (including $10,626 and $10,678 of restricted cash at October 31, 2024 and July 31, 2024, respectively)	$47,625	$124,160
Accounts and notes receivable, net	139,694	120,627
Inventories	101,055	96,032
Prepaid expenses and other current assets	50,390	34,383
Total current assets	338,764	375,202

Property, plant and equipment, net	607,210	604,954
Goodwill, net	257,155	257,006
Intangible assets (net of accumulated amortization of $361,104 and $358,895 at October 31, 2024 and July 31, 2024, respectively)	112,163	112,155
Operating lease right-of-use assets	43,145	47,620
Other assets, net	55,215	61,813
Total assets	$1,413,652	$1,458,750

LIABILITIES, MEZZANINE AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$46,435	$33,829
Current portion of long-term debt	2,387	2,510
Current operating lease liabilities	20,564	22,448
Other current liabilities	287,764	184,021
Total current liabilities	357,150	242,808

Long-term debt	1,462,019	1,461,008
Operating lease liabilities	23,563	26,006
Other liabilities	28,091	27,267

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and offering costs (700,000 units outstanding at October 31, 2024 and July 31, 2024)	651,349	651,349

Equity (Deficit):
Limited partner unitholders
Class A (4,857,605 Units outstanding at October 31, 2024 and July 31, 2024)	(1,417,381)	(1,256,946)
Class B (1,300,000 Units outstanding at October 31, 2024 and July 31, 2024)	383,012	383,012
General partner Unitholder (49,496 Units outstanding at October 31, 2024 and July 31, 2024)	(71,701)	(70,080)
Accumulated other comprehensive income	6,853	2,025
Total Ferrellgas Partners, L.P. deficit	(1,099,217)	(941,989)
Noncontrolling interest	(9,303)	(7,699)
Total deficit	(1,108,520)	(949,688)
Total liabilities, mezzanine and deficit	$1,413,652	$1,458,750

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	October 31,		October 31,
	2024	2023	2024	2023
Revenues:
Propane and other gas liquids sales	$336,798	$338,934	$1,729,303	$1,869,982
Other	27,287	32,079	100,885	114,207
Total revenues	364,085	371,013	1,830,188	1,984,189

Cost of sales:
Propane and other gas liquids sales	164,356	172,180	833,666	962,456
Other	4,446	4,441	12,486	15,578

Gross profit	195,283	194,392	984,036	1,006,155

Operating expense - personnel, vehicle, plant & other	148,174	144,646	605,130	592,426
Operating expense - equipment lease expense	5,504	5,376	21,713	22,604
Depreciation and amortization expense	24,325	24,404	98,392	95,143
General and administrative expense	137,926	12,825	175,440	68,730
Non-cash employee stock ownership plan compensation charge	853	720	3,367	2,932
Loss on asset sales and disposals	1,427	1,335	2,911	5,346

Operating (loss) income	(122,926)	5,086	77,083	218,974

Interest expense	(26,081)	(24,161)	(100,143)	(96,864)
Other income, net	857	1,336	4,012	3,492

(Loss) earnings before income tax expense	(148,150)	(17,739)	(19,048)	125,602

Income tax expense	180	162	704	1,125

Net (loss) earnings	(148,330)	(17,901)	(19,752)	124,477

Net (loss) earnings attributable to noncontrolling interest (1)	(1,662)	(345)	(856)	607

Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(146,668)	$(17,556)	$(18,896)	$123,870

Class A unitholders' interest in net loss	$(161,433)	$(33,632)	$(183,461)	$(2,710)

Net loss per unitholders' interest
Basic and diluted net loss per Class A Unit	$(33.23)	$(6.92)	$(37.77)	$(0.56)
Weighted average Class A Units outstanding - basic and diluted	4,858	4,858	4,858	4,858

(1)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	October 31,		October 31,
	2024	2023	2024	2023
Net (loss) earnings attributable to Ferrellgas Partners, L.P.	$(146,668)	$(17,556)	$(18,896)	$123,870
Income tax expense	180	162	704	1,125
Interest expense	26,081	24,161	100,143	96,864
Depreciation and amortization expense	24,325	24,404	98,392	95,143
EBITDA	(96,082)	31,171	180,343	317,002
Non-cash employee stock ownership plan compensation charge	853	720	3,367	2,932
Loss on asset sales and disposal	1,427	1,335	2,911	5,346
Other income, net	(857)	(1,336)	(4,012)	(3,492)
Severance costs	—	—	—	634
Legal fees and settlements related to non-core businesses	127,386	1,054	129,322	17,933
Legal fees and settlements related to core businesses	4,040	—	4,040	—
Acquisition and related costs (1)	—	—	2,169	—
Business transformation costs (2)	706	274	3,042	2,362
Net (loss) earnings attributable to noncontrolling interest (3)	(1,662)	(345)	(856)	607
Adjusted EBITDA (4)	35,811	32,873	320,326	343,324
Net cash interest expense (5)	(22,473)	(20,747)	(86,771)	(84,836)
Maintenance capital expenditures (6)	(10,414)	(4,530)	(27,573)	(18,867)
Cash paid for income taxes	(77)	(103)	(673)	(1,146)
Proceeds from certain asset sales	556	480	2,386	1,880
Distributable cash flow attributable to equity investors (7)	3,403	7,973	207,695	240,355
Less: Distributions accrued or paid to preferred unitholders	16,232	16,251	64,759	62,599
Distributable cash flow attributable to general partner and non-controlling interest	(68)	(159)	(4,154)	(4,806)
Distributable cash flow attributable to Class A and B Unitholders (8)	(12,897)	(8,437)	138,782	172,950
Less: Distributions paid to Class A and B Unitholders (9)	—	—	99,996	49,998
Distributable cash flow (shortage) excess (10)	$(12,897)	$(8,437)	$38,786	$122,952

Propane gallons sales
Retail - Sales to End Users	106,731	114,440	556,176	598,187
Wholesale - Sales to Resellers	51,240	47,765	203,345	209,786
Total propane gallons sales	157,971	162,205	759,521	807,973

(1)	Non-recurring due diligence related to potential acquisition activities and restructuring costs.
(2)	Non-recurring costs included in “Operating, general and administrative expense” primarily related to the implementation of an ERP system as part of our business transformation initiatives.
(3)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(4)	Adjusted EBITDA is calculated as net (loss) earnings attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss on asset sales and disposals, other income, net, severance costs, legal fees and settlements related to non-core businesses, legal fees and settlements related to core businesses, acquisition and related costs, business transformation costs, and net (loss) earnings attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures. Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(5)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net.
(6)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(7)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(8)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(9)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2025 or fiscal 2024.

(10)	Distributable cash flow (shortage) excess is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility. Management considers Distributable cash flow excess a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow (shortage) excess, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow excess that will not occur on a continuing basis may have associated cash payments. Distributable cash flow (shortage) excess should be viewed in conjunction with measurements that are computed in accordance with GAAP.